As filed with the Securities and Exchange Commission on July __, 1999
                                                Registration No. 333-

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  DATAKEY, INC.
                (Name of Registrant as specified in its Charter)
           Minnesota                                            41-1291472
(State or other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                            Identification Number)
                                  Datakey, Inc.
                            407 West Travelers Trail
                           Burnsville, Minnesota 55337
                                 (612) 890-6850
   (Address and Telephone Number of Registrant's Principal Executive Offices)

--------------------------------------------------------------------------------
                               Alan G. Shuler, CFO
                                  Datakey, Inc.
                            407 West Travelers Trail
                           Burnsville, Minnesota 55337
                                 (612) 890-6850
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               James A. Korn, Esq.
                            Fredrikson & Byron, P.A.
                       900 Second Avenue South, Suite 1100
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors and as Selling Shareholders shall determine.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this form to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
         If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
     Title of Each                                  Proposed Maximum       Proposed Maximum
  Class of Securities         Amount to be           Offering Price       Aggregate Offering          Amount of
    to be Registered           Registered             per Unit (1)             Price (1)          Registration Fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock (par value       540,513 shares             $2.4375              $1,317,500.40            $366.27
    $0.05 per share)
Common Stock (par value       594,565 shares(2)          $2.4375              $1,449,252.10            $402.89
    $0.05 per share)
         TOTAL              1,135,078 shares                                                           $769.16
========================= ====================== ======================= ====================== ======================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, (the "Act") and based upon the average of the high and low sale prices for such stock on July 28, 1999, as reported by the Nasdaq SmallCap Market.
(2) Represents shares issuable to Selling Shareholders upon the exercise of warrants and then offered for resale pursuant to this registration, including warrants to purchase 540,513 shares at $2.50 per share and warrants to purchase 54,052 shares at $2.70 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commissions, acting pursuant to aforesaid
Section 8(a), may determine.

                                   PROSPECTUS

                                  DATAKEY, INC.

                        1,135,078 SHARES OF COMMON STOCK


         This Prospectus relates to the offer and sale of up to 1,135,078 shares of Common Stock (the "Shares"), par value $.05 per share, of Datakey, Inc., a Minnesota corporation (the "Company" or "Datakey"), that may be offered and sold from time to time by the shareholders described herein under "Selling Shareholders" (the "Selling Shareholders") or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The Selling Shareholders may offer their Shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. See "Plan of Distribution."

         The Company will bear all expenses of the offering (estimated at $12,000), except that the Selling Shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the Selling Shareholders.

         The Shares may be sold from time to time in transactions on the Nasdaq SmallCap Market at the market prices then prevailing, in privately negotiated transactions or otherwise. In connection with any sales, the Selling Shareholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution."

         Datakey's Common Stock is traded on the Nasdaq SmallCap Market under the symbol of "DKEY." The closing sale price of the Common Stock on July 28, 1999 was $2.4375 per share.

         The Shares are comprised of 540,513 shares of Common Stock and five-year warrants to purchase an aggregate of 540,513 shares of the Company's Common Stock with an exercise price of $2.50 per share issued by the Company to certain investors on June 21, 1999 in a private offering. As part of the financing, the Company also issued to its agent warrants to purchase an aggregate of 54,052 shares of Common Stock at an exercise price of $2.70. The warrants issued to the investors and the agent are referred to herein as the "Warrants."

--------------------------------------------------------------------------------

                 The Common Stock offered by this Prospectus is
                    speculative and involves a high degree of
                  risk. See "Risk Factors" beginning on page 4.

--------------------------------------------------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1999.

         No dealer, salesman or any other person is authorized to give any information or to make any representations, other then those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         Prior to this Offering, the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company has filed with the Washington, D.C. Office of the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the sale of the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement and the Company's Exchange Act reports, proxy statements and other information may be inspected by anyone without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and the Company Exchange Act filings may also be accessed through the Commission's Web site (http://www.sec.gov). The Company's Common Stock is currently listed on the Nasdaq SmallCap Market under the symbol "DKEY."

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus and shall be deemed to be a part thereof:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;
         2. The Company's Quarterly Report on Form 10-QSB for the quarter ended April 3, 1999;
         3.       The Company's Form 8-K dated June 21, 1999.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Alan G. Shuler, Chief Financial Officer, Datakey, Inc., 407 West Travelers Trail, Burnsville, Minnesota 55337, telephone (612) 890-6850.

                                 COMPANY SUMMARY

         Datakey, Inc. was incorporated under the laws of the State of Minnesota in 1976 under the name "The Systems Group, Inc." In 1980, the Company changed its name to Datakey, Inc. The Company provides product, subsystem and system solutions to record, store and transmit electronic information. Datakey also manufactures and sells products and systems directed to the information security market which enable user identification and authentication, secure data exchange and information validation. It also provides OEM products, consisting of proprietary memory keys, cards and other custom-shaped tokens that serve as a convenient way to carry electronic information and are packaged to survive in portable environments.

         The Company's first portable memory products, consisting of an electronic key and support electronics, were introduced in 1981 for applications requiring convenient storage, transportation and management of information. The Company's current products utilize semiconductor technology to provide a storage device more versatile than conventional portable information products such as keys, badges and magnetic stripe cards. The Company's current product line of portable memory devices and associated interface products provide up to 16,384,000 bits of data storage which are used in a wide range of applications including communications security, computer security, facility security, vending and process control.

         Each of the Company's portable memory systems consist of one or more portable memory devices, access devices and, for certain models, interface modules containing microprocessors. These components, together with the user's processor-based equipment, function as an integrated system allowing instantaneous processing of personalized data carried within a portable data carrier. Through the incorporation of advanced semiconductor memory technology, the Company's portable memory device is able to store and carry substantial amounts of information. When the memory device is used in conjunction and with the other components of the Company's system, information can be selectively altered, added to or erased, as required, to effectively and reliably manage or control a particular activity or transaction.

         The Company has introduced end-user systems that utilize smart cards or smart keys and are designed to provide advanced information security utilizing digital signatures and encryption. These systems incorporate hardware and software to provide a higher level of security than is obtainable with current software only solutions.

         The Company's principal executive offices are located at 407 West Travelers Trail, Burnsville, Minnesota 55337, and its telephone number is (612) 890-6850.

                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk. The Securities offered hereby should not be purchased by persons who cannot afford the entire loss of their investment. Prospective investors should carefully consider the following factors, in addition to the other information presented in this Memorandum, in evaluating the Company and its businesses. This Prospectus contains certain forward-looking statements. The Company's actual results could differ materially from the results currently anticipated by management of the Company in such forward-looking statements as a result of a variety of factors, including, but not limited to, "Risk Factors" described below, and elsewhere, in this Prospectus.

   1. Losses: The Company has incurred losses of $4,182,879 in 1997 and $2,289,375 in 1998 related primarily to the development of its information security products. Such losses are continuing in 1999. The Company's ability to obtain profitability is dependent on significantly increasing sales of its information security products, and there is no assurance the Company will be successful in this regard.

   2. Reliance on information security products: The Company's future growth and profitability is to a significant extent dependent on the success of its information security (Integrated System Solutions) products, which is subject to all of the risks inherent in the establishment of any new business venture. The Company's development, manufacture and distribution of its information security products is consuming the majority of the Company's cash and is currently unprofitable. If, for any reason, the Company is unsuccessful in increasing the sales of its information security products, and attaining overall profitability, the Company's ability to continue operations in its current form would be doubtful.

   3. Need for additional capital: While the Company recently closed a $1,351,282 private financing, the Company may require additional capital in 1999, the amount and timing of which will depend primarily on the sales levels of the Company's information security products. To date the Company's sales of such products has not met expectations and there is no assurance that product sales will increase sufficiently for the Company to attain profitability. Additional financing may not be available in terms satisfactory to the Company, or at all, in which case the Company would be forced to curtail or discontinue its information security operations.

   4. Risk of rapid technological change: In the information security market, Datakey faces significant risks due to the rapid and continual changes in available technology. Datakey's information security end-user products such as SignaSURE CIP and SignaSURE ESS, will integrate hardware tokens with software that provides a much higher level of security than software implementations alone. Software only solutions may be developed in the future which could provide this security. Such development could materially adversely affect Datakey's business.

   5. Dependence on customer acceptance: While Datakey performs market research and beta testing to determine the viability of its new products, actual user acceptance will ultimately dictate the success of the marketing and sales efforts of new products such as SignaSURE CIP and ESS. Based on the Company's experience to date, there are no assurances that Datakey's products will ultimately receive satisfactory customer acceptance or that investments already made and additional investments planned for 1999 will result in an acceptable financial return.

   6. Delays in product delivery schedules: Datakey's success depends to some extent on its ability to meet its currently scheduled development timetable. Delays in the release of new products will cause operational inefficiencies, increased development costs and reduced revenues and may affect customer acceptance.

   7. Price competition: While Datakey believes that its strategy of providing token-based product solutions at a price that is competitive with software-only products is attainable, there are no assurances that competitive pressures will not force the Company to accept reduced margins to compete in the future. Large companies with significantly greater resources have recognized the need for information security and will likely enter this market as competitors with much greater financial resources. A portion of the end-user's product cost consists of royalties and license fees, which would need to be re-negotiated in order to maintain acceptable profit margins.

   8. Risk of integrated information security products: Although the Company's new products are designed to operate seamlessly with popular application programs, new application programs that integrate information security into their product could erode the future market for these Datakey products.

   9. Dependence on new marketing and sales organization: The future revenue of Datakey end-user systems is dependent on the success of a new and untested marketing and direct sales organization.

   10. Competition from other information transmission media: Corporate utilization of the Internet and internal intranets dictate a need for information security, but there are no assurances that other, more secure information transmission media may not become available in the future that would preclude the need for the type of information security provided by the Company's products.

   11. Year 2000 Risks. The Company has been addressing the Year 2000 issue internally as well as with key suppliers and customers, with the goal of material compliance by September 1999. If such issues are not adequately resolved by the Company or key third parties, the Company could experience a delay in delivery of critical parts and supplies and/or key customers could experience a delay in delivery of needed Datakey parts. In the event that either of these scenarios occur, the Company's financial condition and results of operations will likely be materially adversely affected.

                                 USE OF PROCEEDS

         The Company is not selling any of the Shares and will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         Set forth below are the names of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them on the date hereof, the number of shares offered hereby and the percentage of the outstanding Common Stock to be owned if all the shares registered hereunder are sold by the Selling Shareholders. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

                                                                                                               %
                                                            Number of Shares                Number of        Owned
                                                           Beneficially Owned                 Shares         After
                                                                Warrant                      Offered        Offering
         Name                                       Shares      Shares(1)      Total(2)      Hereby(2)         (3)
Robert G. Allison                                   39,588       22,379         61,967        40,000           *
John Altmann                                         5,000        5,000         10,000        10,000           *
Gary A. Bergren                                     10,000       10,000         20,000        20,000           *
Stanley Bodine                                      15,010       10,010         25,020        20,020           *
Craig L. Campbell                                   20,088       12,379         32,467        20,000           *
Elizabeth H. Confer                                  5,000        5,000         10,000        10,000           *
Ogden W. Confer                                     10,000       10,000         20,000        20,000           *
Jeff Dobbs                                          10,000       10,000         20,000        20,000           *
Charles Dolsky                                      10,010       10,010         20,020        20,020           *
Dan Dryer                                            5,000        5,000         10,000        10,000           *
Keith Eastman                                       15,010       10,010         25,020        20,020           *
Ellis Family Ltd. Partnership                       30,000       20,000         50,000        40,000           *
First Protection Corp. of Florida                   10,000       10,000         20,000        20,000           *
Luther Forde                                        34,010       10,010         44,020        20,020           *
Dennis D. Gonyea                                    20,000       20,000         40,000        40,000           *
Gary S. Kohler                                      10,252       12,978         23,230        20,000           *
Leviticus Partners, L.P.                           216,500      100,000        316,500       200,000          3.2%
Raymond A. Lipkin                                   66,000       22,000         88,000        44,000          1.2%
Betty L. McCulloch                                  15,010       10,010         25,020        20,020           *
Kevin McHale                                         6,500        6,500         13,000        13,000           *
Jon Nelson & Paula Nelson JT TEN                     5,000        5,000         10,000        10,000           *
Cathy Norelius                                      10,010       10,010         20,020        20,020           *
Robert A. Olsen                                     20,010       10,010         30,020        20,020           *
Steven J. Olson                                     15,010       10,010         25,020        20,020           *
Industricorp & Co., Inc. FBO                        79,919       38,810        118,729        40,000          2.1%
  Twin City Carpenters Pension Plan
Daniel S. Perkins TTEE U/A DTD                      20,027       11,762         31,789        16,000           *
  05/12/88 FBO Daniel S. Perkins Trust(4)
Patrice M. Perkins TTEE U/A DTD                     20,027       11,762         31,789        16,000           *
  05/12/88 FBO Patrice M. Perkins Trust(4)
Richard C. Perkins(5)                               10,000       10,000         20,000        20,000           *
Piper Jaffray as Custodian FBO Richard C.           17,588       12,379         29,967        20,000           *
  Perkins IRA(5)
Piper Jaffray as Custodian FBO James G.              8,000        8,000         16,000        16,000           *
  Peters, Sr. IRA
Piper Jaffray as Custodian FBO David H.              8,000        8,000         16,000        16,000           *
  Potter IRA
Pyramid Partners L.P.                              101,078      108,389        209,467       200,000           *
Raymond Harry Rice                                   4,923        4,923          9,846         9,846           *
David E. Riviere                                     5,000        5,000         10,000        10,000           *
Angeline Schnobrich                                 10,010       10,010         20,020        20,020           *
Paul R. Kuehn                                           --       34,479         34,479        20,270           *
David B. Johnson                                        --       34,479         34,479        20,270           *
Eldon C. Miller                                         --       11,492         11,492         6,756           *
Stanley D. Rahm                                         --       11,492         11,492         6,756           *

 *       Less than 1.0%.

(1) Includes (i) an aggregate of 78,966 shares that may be purchased by certain Selling Shareholders upon exercise of warrants issued in May 1998, which shares are not being offered hereby, and (i) an aggregate of 594,565 shares that may be purchased by the Selling Shareholders upon exercise of warrants issued in June 1999, which shares are being offered hereby.

(2) The above numbers assume that the Selling Shareholders will exercise the Warrants for cash. If the Selling Shareholders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.

(3) The percentage of shares beneficially owned by each Selling Shareholder is based on 3,651,772 shares of Common Stock outstanding as of the date hereof. Assumes the sale of all the Shares being offered hereby.

(4) Includes shares and warrant shares owned jointly by Daniel S. Perkins and Patrice M. Perkins.

(5) Shares held by Richard C. Perkins directly and through his retirement account are shown separately.

         The Selling Shareholders and the officers and directors of any of such Selling Shareholders have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

         The Company has agreed with the Selling Shareholders to file with the Commission, under the Securities Act, a Registration Statement of which this Prospectus forms a part, with respect to the resale of the Shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) five years from the effectiveness of the Registration Statement, or (ii) the date on which all of the Shares have been sold.

                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered by the Selling Shareholders hereby may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers; (b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
(c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                            DESCRIPTION OF SECURITIES

         The aggregate number of shares of stock which the Company has the authority to issue is 12,500,000 shares, consisting of 10,000,000 shares of Common Stock, par value $.05, 400,000 of Convertible Preferred Stock, 150,000 shares of Series A Convertible Cumulative Preferred Stock and 1,950,000 shares of undesignated shares. Holders of Common Stock have no cumulative voting rights and no preemptive rights. Upon liquidation or dissolution, the holders of Common Stock will be entitled to share ratably in all assets available for distribution after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of any preferred stock which may be outstanding. Each share of Common Stock is entitled to dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The shares of Common Stock are quoted on the Nasdaq SmallCap Market under the symbol "DKEY." The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

                                  LEGAL MATTERS

         Certain legal matters associated with the Shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                                  Page
                    Available Information                             2
                    Documents Incorporated By Reference               2
                    Company Summary                                   3
                    Risk Factors                                      4
                    Use of Proceeds                                   5
                    Selling Shareholders                              6
                    Plan of Distribution                              8
                    Description of Securities                         8
                    Legal Matters                                     8
                    Experts                                           8

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as follows:

         Securities and Exchange Commission Filing Fee             $   769
         Legal Fees and Expenses                                     6,000
         Accounting Fees and Expenses                                2,000
         Printing                                                      500
         Miscellaneous                                               2,000
                                                                 ---------
                  Total Expenses                                   $11,269
                                                                 =========


Item 15.  Indemnification of Directors and Officers.

         Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person, against judgments, penalties and fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions, acted in good faith, received no improper personal benefit and Section 302A.255 (which pertains to director conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

         Section 302A.521 also permits Minnesota corporations to amend their Articles of Incorporation to limit or eliminate personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty; however, forbids any limitation or elimination of director liability for (i) a breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) corporate distributions which are either illegal or in contravention of restrictions in the Articles, Bylaws or any agreement to which the corporation is a party, (iv) violations of Minnesota securities laws, (v) any transaction from which the director derived an improper personal benefit, or
(vi) any act or omission occurring prior to the effective date of the provision in the corporation's Articles eliminating or limiting liability.

         Article 6.1 of the Registrant's Restated Articles of Incorporation, as amended, reads as follows:

         To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

         The Company's Amended Bylaws provide for the indemnification of its directors, officers, employees and agents in accordance with, and to the fullest extent permitted by, Section 302A.521 of the Minnesota Business Corporation Act, as amended from time to time.

         Insofar as the indemnification of liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Restated Articles of Incorporation, Restated Bylaws and the provisions of the Minnesota Business Corporation Act, or otherwise, the Company has been advised by counsel that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, as amended, and is, therefore, unenforceable.

Item 16.  Exhibits.

         See Exhibit Index on page following signatures.


Item 17.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any additional material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports file by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnsville, State of Minnesota, on July 29, 1999.

                            Datakey, Inc.

                            By:    /s/ Carl P. Boecher
                                   Carl P. Boecher
                                   President and Chief Executive Officer
                                   (Principal Executive Officer)

                             By:   /s/ Alan G. Shuler
                                   Alan G. Shuler
                                   Vice President and Chief Financial Officer
                                   (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Carl P. Boecher and Alan G. Shuler, and each of them, as his or her true and lawful attorney-in fact and agent, with full power and substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Signatures                  Title                                   Date


/s/ Carl P. Boecher         President and Chief              July 29, 1999
Carl P. Boecher             Executive Officer

/s/ Alan G. Shuler          Vice President and Chief         July 29, 1999
Alan G. Shuler              Financial Officer

/s/ Thomas R. King          Director and Secretary           July 29, 1999
Thomas R. King

/s/ Terrence W. Glarner     Director                         July 29, 1999
Terrence W. Glarner

/s/ Gary R. Holland         Director                         July 29, 1999
Gary R. Holland

/s/ Eugene W. Courtney      Director                         July 29, 1999
Eugene W. Courtney

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  DATAKEY, INC.
                            EXHIBIT INDEX TO FORM S-3


Exhibit
Number                                  Description

3.1 Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to Form 10-KSB for fiscal year ended December 31, 1998)

4.1 Certificate of Designation of Series A Preferred Stock (included in Articles of Incorporation--see Exhibit 3.1)

5.1      Opinion and Consent of Fredrikson & Byron, P.A.

10.1 Stock Purchase Agreement dated June 21, 1999 between the Company and certain investors

10.2 Registration Rights Agreement dated June 21, 1999 between the Company and certain investors.

23.1     Consent of McGladrey & Pullen, LLP

23.2     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1     Powers of Attorney (included as part of the signature page hereto)